Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Horizon Bancorp, Inc. on Form S-8 of our reports, dated February 26, 2021, on our audits of the consolidated financial statements of Horizon Bancorp, Inc. as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 and our audit of the internal control over financial reporting of Horizon Bancorp, Inc. as of December 31, 2020, which reports are included in the Annual Report on Form 10-K of Horizon Bancorp, Inc.

/s/ BKD, LLP

Indianapolis, Indiana
May 11, 2021